UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

Barrier Therapeutics, Inc.

(Exact name of registrant specified in its charter)

Delaware	000-50680	22-3828030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite 3200, Princeton, New Jersey 08540

(Address of principal executive offices)

(609) 945-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

On June 29, 2007, Barrier Therapeutics, Inc. (the “Company”) entered into a Credit and Security Agreement (the “Credit Agreement”) with Merrill Lynch Capital (“Merrill Lynch”), as lender and agent.

The Credit Agreement, which has a three year term, provides the Company with a revolving line of credit of up to $12.0 million (the “Revolving Credit Facility”) based upon a percentage of the Company’s accounts receivable due from third-parties plus a percentage of the company’s inventory. The Company entered into the Credit Agreement to provide for present and future working capital requirements. On June 29, 2007, the Company borrowed $4.66 million under the Revolving Credit Facility.

Revolving loans under the Credit Agreement bear interest at a fluctuating rate per annum equal to the one-month LIBOR rate plus 3.0%. The Credit Agreement is secured by the Company’s assets, including an equity interest in certain subsidiaries, with the exception of certain intellectual property assets. The Credit Agreement contains certain covenants, and includes limitations on, among other things, liens, certain acquisitions, consolidations, sales of assets, incurrence of debt and capital expenditures. If an event of default, such as non-payment or failure to observe specific covenants, were to occur under the Credit Agreement, Merrill Lynch would be entitled to declare all amounts outstanding under the facility immediately due and payable.

A copy of the Credit Agreement will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation of a Registrant.

The disclosures required by this item are included in Item 1.01 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated June 29, 2007, issued by the Company titled “Barrier Therapeutics Establishes $12 Million Credit Facility”

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.

Date: July 6, 2007	By:	/s/ Geert Cauwenbergh
	Name:	Geert Cauwenbergh
	Title:	Chief Executive Officer